UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

GMR Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43289	47-3615769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Hwy 121, Suite 700,
Lewisville, TX 75056
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 459-4919

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	GMRS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2026, GMR Intermediate Corp. and Global Medical Response, Inc. (“GMR, Inc.”), each a subsidiary of GMR Solutions Inc. (the “Company”), entered into Amendment No. 1 (the “Amendment”) to the credit agreement governing GMR, Inc.'s existing first lien term loan facility.

Pursuant to the Amendment, all of GMR, Inc.'s existing first lien term loans after giving effect to the repayment below were refinanced through a replacement term loan facility as part of a repricing transaction. The applicable interest rate margin to the SOFR rate published by CME Group Benchmark Administration Limited (“SOFR”) decreased from +3.25% to +2.75%, representing a reduction of approximately 50 basis points. In connection with the Amendment, GMR, Inc. voluntarily prepaid approximately $200 million of first lien term loans using cash on hand, reducing the aggregate principal amount of its first lien term loans to approximately $2.7 billion.

The Company estimates that the Amendment and related debt repayment will result in approximately $28 million of annual cash interest expense savings. Other than the revised pricing and related repricing provisions, the Amendment does not materially modify the terms of the facility.

The foregoing description is a summary of the material terms of the Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

In connection with the transactions contemplated by the Amendment, GMR, Inc. used approximately $200 million of cash on hand to voluntarily repay a portion of its first lien term loan indebtedness. The Company believes the transaction is consistent with its capital allocation strategy of using cash generated by the business to reduce indebtedness, lower borrowing costs and support its long-term deleveraging objectives. Separately, on September 14, 2026, the Company used approximately $32 million of cash on hand to satisfy payroll tax obligations arising in connection with the settlement of certain previously granted equity awards.

Based on the Company's reported June 30, 2026 balance sheet, after giving effect to the approximately $200 million voluntary debt repayment and approximately $32 million of payroll tax payments, the Company would have had approximately $188 million of cash and cash equivalents and approximately $4.27 billion of total debt.

A copy of a press release relating to the above transactions is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of GMR Solutions Inc. dated September 17, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GMR Solutions Inc.

Date: September 17, 2026
	By:	/s/ Thomas Cook
	Name:	Thomas Cook
	Title:	Executive Vice President, General Counsel and Secretary